Superior National Plans
$100 Million Financing


                  CALABASAS, Calif.-- Nov. 13, 1997--Superior National Insurance Group, Inc., (Nasdaq:SNTL) Thursday announced that its affiliate, Superior National Capital Trust I, intends to offer $100 million in trust preferred securities in a private placement with registration rights pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

                  The trust preferred securities will not be registered under the Securities Act upon initial issuance, and may not be sold in the United States absent registration or an exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities.

                  Net proceeds from the offering will be used to prepay long-term debt and redeem preferred securities issued by an SNTL affiliate, with the balance to be used for other corporate purposes, including contributions to the capital of the company's operating subsidiaries.

                  Superior National Insurance Group is the parent company of Superior National Insurance Company and Superior Pacific Casualty Company (formerly The Pacific Rim Assurance Company), specialty workers' compensation insurers operating in California through branch offices located in Sacramento, South San Francisco, Fresno, Calabasas, Woodland Hills, Irvine, San Diego, and in Phoenix, Arizona.

                  CONTACT:          Superior National Insurance Group Inc.
                                    J. Chris Seaman, 818/878-2240